The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and they are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 22, 2014

Filed pursuant to Rule 424(b)(2)
Registration No. 333-184510

Preliminary Prospectus Supplement
(to prospectus dated October 19, 2012)

OMNICOM GROUP INC.
OMNICOM CAPITAL INC.

$
          % Senior Notes due 20

Issue price:

Interest payable      and

The notes will bear interest at the rate of      % per annum. Interest on the notes will be payable on      and      of each year, beginning on           , 2015. We may redeem all or part of the notes at any time at the applicable redemption price as described under the caption “Description of Notes — Optional Redemption” on page S-10 of this prospectus supplement and page 11 of the accompanying prospectus.

The notes will be the joint and several unsecured and unsubordinated obligations of Omnicom Group Inc. and Omnicom Capital Inc. and will rank equal in right of payment to all of their respective existing and future unsecured senior indebtedness.

Omnicom Capital Inc.’s obligations in respect of the notes will be guaranteed by Omnicom Group Inc. The unconditional guarantee will be an unsecured and unsubordinated obligation of Omnicom Group Inc. and will rank equal in right of payment to all existing and future unsecured senior indebtedness of Omnicom Group Inc.

The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or included in any authorized quotation system.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-5 of this prospectus supplement and under “Item 1A. Risk Factors” in Omnicom Group Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Underwriting Discount	Proceeds, Before Expenses
Per note	%	%	%
Total	$	$	$

(1) Plus accrued interest from           , 2014, if settlement occurs after that date.

The notes are expected to be delivered through the book-entry facilities of The Depository Trust Company and its participants, including Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme, on or about      , 2014.

Joint Book-Running Managers

J.P. Morgan	Citigroup	HSBC	Wells Fargo Securities	BNP PARIBAS

October    , 2014

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

     This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing the “shelf” registration process. Under this shelf registration process, we may, from time to time, sell the securities described in the accompanying prospectus in one or more offerings. You should read both this prospectus supplement and the accompanying prospectus together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference” on page S-22 of this prospectus supplement and on page 2 of the accompanying prospectus.

     We have not, and the underwriters and their affiliates have not, authorized anyone to provide you with any information or to make any representation not contained in or incorporated by reference into this prospectus supplement. We do not, and the underwriters and their affiliates do not, take any responsibility for, and can provide no assurances as to, the reliability of any information that others may provide you. We are not, and the underwriters and their affiliates are not, making an offer to sell, or seeking offers to buy, these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since that date.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

     Certain of the statements in this prospectus supplement and the accompanying prospectus constitute forward-looking statements, including statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of our management as well as assumptions made by, and information currently available to our management. Forward-looking statements may be accompanied by words such as “aim,” “anticipate,” “believe,” “plan,” “could,” “would,” “should,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “will,” “possible,” “potential,” “predict,” “project” or similar words, phrases or expressions. These forward-looking statements are subject to various risks and uncertainties, many of which are outside our control. Therefore, you should not place undue reliance on such statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include international, national or local economic, social or political conditions that could adversely affect us or our clients; losses on media purchases and production costs incurred on behalf of clients; reductions in client spending, a slowdown in client payments and changes in client communications requirements; failure to manage potential conflicts of interest between or among clients; unanticipated changes relating to competitive factors in the advertising, marketing and corporate communications industries; ability to hire and retain key personnel; ability to attract new clients and retain existing clients in the manner anticipated; reliance on information technology systems; changes in legislation or governmental regulations affecting us or our clients; conditions in the credit markets; risks associated with assumptions we make in connection with our critical accounting estimates and legal proceedings; and our international operations, which are subject to the risks of currency fluctuation and currency repatriation restrictions. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that affect our business, including those described under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2013. Except as required under applicable law, we do not assume any obligation to update these forward-looking statements.

S-i

SUMMARY

     The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference into this prospectus supplement and the accompanying prospectus. Because this is a summary, it may not contain all the information that may be important to you. You should read this prospectus supplement and the accompanying prospectus, as well as the information incorporated by reference, in their entirety before making an investment decision. When used in this prospectus supplement, the term “Omnicom Group” refers to Omnicom Group Inc. together with its consolidated subsidiaries, the term “Omnicom Group Inc.” refers to only Omnicom Group Inc. and not its subsidiaries, the term “Omnicom Capital” refers only to Omnicom Capital Inc., and the terms “Issuers,” “we,” “us,” and “our” refer collectively to Omnicom Group Inc. and Omnicom Capital, in each case, unless otherwise specified, as in the section captioned “Description of Notes” beginning on page S-9 of this prospectus supplement or “Description of Debt Securities” beginning on page 9 of the accompanying prospectus.

Omnicom Group Inc.

     Omnicom Group is a leading global marketing and corporate communications company. Omnicom Group’s branded networks and numerous specialty firms provide advertising, strategic media planning and buying, digital and interactive marketing, direct and promotional marketing, public relations and other specialty communications services to over 5,000 clients in more than 100 countries. Omnicom Group’s revenue is diversified across a number of industries. Specifically, Omnicom Group’s revenue for the nine months ended September 30, 2014, classified by industry sector, expressed as a percentage of total revenue from these clients, is as follows: Food and Beverage:13%, Pharmaceutical and Healthcare: 10%, Consumer Products:10%, Technology: 9%, Financial Services: 7%, Auto: 8%, Retail: 6%, Travel and Entertainment: 6%, Telecom: 5% and Other: 26%.

     Omnicom Group’s agencies operate in all major markets around the world and provide a comprehensive range of services, which we group into four fundamental disciplines: advertising, customer relationship management, public relations and specialty communications. The services included in these categories are:

advertising	investor relations
brand consultancy	marketing research
corporate social responsibility consulting	media planning and buying
crisis communications	mobile marketing
custom publishing	multi-cultural marketing
data analytics	non-profit marketing
database management	organizational communications
direct marketing	package design
entertainment marketing	product placement
environmental design	promotional marketing
experiential marketing	public affairs
field marketing	public relations
financial / corporate business-to-business advertising	reputational consulting
graphic arts	retail marketing
healthcare communications	search engine marketing
instore design	social media marketing
interactive marketing	sports and event marketing

     Omnicom Group Inc. is incorporated in New York and is a holding company. Its principal corporate offices are located at 437 Madison Avenue, New York, NY 10022, One East Weaver Street, Greenwich, CT 06831 and 525 Okeechobee Boulevard, West Palm Beach, FL 33411. Its telephone numbers are (212) 415-3600, (203) 618-1500 and (561) 207-2200, respectively.

S-1

     Omnicom Group Inc.’s common stock is traded on the New York Stock Exchange under the symbol “OMC.” For additional information regarding Omnicom Group’s business, see the Annual Report on Form 10-K for the year ended December 31, 2013, or the 2013 10-K, and other SEC filings made by Omnicom Group Inc., which are incorporated by reference into this prospectus supplement. Copies of these filings may be obtained as described under “Where You Can Find More Information; Incorporation by Reference” on page S-22 of this prospectus supplement.

Omnicom Capital Inc.

     Omnicom Capital is a wholly owned direct subsidiary of Omnicom Group Inc. Omnicom Capital has no independent operations or subsidiaries. The sole function of Omnicom Capital is to provide funding for the operations of Omnicom Group Inc. and its operating subsidiaries by incurring debt and lending the proceeds to the operating subsidiaries. Its assets consist of the intercompany loans it makes or has made to Omnicom Group Inc.’s operating subsidiaries and the related interest receivables.

     Omnicom Capital is incorporated in Connecticut. Its principal office is located at One East Weaver Street, Greenwich, CT 06831 and its telephone number is (203) 625-3000.

S-2

The Offering

     The summary below describes the principal terms of the notes. Some of the terms and conditions described below are subject to important limitations and exceptions. See “Description of Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus for a more detailed description of the terms and conditions of the notes.

Issuer	Omnicom Group Inc.

Co-Obligor	Omnicom Capital, a wholly owned subsidiary of Omnicom Group Inc., will also be jointly and severally liable. Omnicom Group Inc. will guarantee the obligations of Omnicom Capital.

Notes Offered	$ aggregate principal amount of % Senior Notes due .

Maturity	The notes will mature on , 20 .

Interest Rate	The notes will bear interest from , 2014 at a rate equal to % per year, payable semiannually.

Interest Payment Dates	and of each year, commencing , 2015.

Ranking

The notes will be the joint and several unsecured and unsubordinated obligations of Omnicom Group Inc. and Omnicom Capital and will rank equal in right of payment to all of their respective existing and future unsecured senior indebtedness. The notes will effectively rank junior to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness.

The notes may effectively rank junior to all liabilities of our operating subsidiaries depending on the amount of loans to the operating subsidiaries and security for those loans on a relevant determination date. See “Risk Factors — Omnicom Group Inc.’s Holding Company Structure May Result in Structural Subordination and May Affect the Issuers’ Ability to Make Payments on the Notes.” As of September 30, 2014, the operating subsidiaries of Omnicom Group Inc. had approximately $11.1 billion of outstanding liabilities, including trade payables but excluding intercompany liabilities and deferred revenue.

Denominations	The notes will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Optional Redemption	Prior to the date that is months prior to the maturity date, the notes will be redeemable, as a whole or in part, at the Issuers’ option, at any time or from time to time at a redemption price equal to 100% of the principal amount of the notes plus a make- whole premium, together with accrued and unpaid interest thereon to the redemption date. On or after such date, the notes will be redeemable, as a whole or in part, at the Issuers’ option, at any time or from time to time at a redemption price equal to 100% of the principal amount of the notes, together with accrued and unpaid interest thereon to the redemption date. See “Description of Notes — Optional Redemption.”

S-3

Certain Covenants	The indenture governing the notes will contain covenants limiting our and our subsidiaries’ ability to, with certain exceptions:

• create certain liens; and

• consolidate or merge with, or convey, transfer or lease substantially all our assets to, another person.

You should read “Description of Notes” on page S-9 in this prospectus supplement and “Description of Debt Securities” on page 9 of the accompanying prospectus for additional information on these covenants.

Use of Proceeds

The net proceeds we receive from the sale of the notes offered hereby, after deducting the underwriting discount and estimated offering expenses payable by us, will be approximately $      million. We intend to use the net proceeds from the sale of the notes offered hereby for general corporate purposes, which could include working capital expenditures, fixed asset expenditures, acquisitions, refinancing of other debt, repurchases of our common stock or other capital transactions.

Risk Factors

See “Risk Factors” beginning on page S-5 of this prospectus supplement and the section entitled “Item 1A. Risk Factors” in Omnicom Group Inc.’s 2013 10-K for important information regarding us and an investment in the notes.

Further Issuances

We will have the ability to “reopen” the notes offered hereby and issue additional notes of that series having the same terms, except with respect to the issue date, price to public, payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such further notes.

Governing Law	The indenture will be governed by, and construed in accordance with, the laws of the State of New York.

S-4

RISK FACTORS

     In considering whether to purchase notes, you should carefully consider all of the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus, including but not limited to Omnicom Group Inc.’s 2013 10-K and other information which may be incorporated by reference into this prospectus supplement and the accompanying prospectus as provided under “Where You Can Find More Information; Incorporation by Reference.” Our ability to achieve and maintain profitability and our ability to continue to fund our operations on an on-going basis will depend on a number of factors, some of which are beyond our control. In addition to the risk factors set forth below, you should carefully consider the information under “Special Note on Forward-Looking Statements” and the risk factors set forth under the caption “Risk Factors” contained in Item 1A of Omnicom Group Inc.’s 2013 10-K.

Omnicom Group Inc.’s Holding Company Structure May Result in Structural Subordination and May Affect the Issuers’ Ability to Make Payments on the Notes

     The notes are the joint and several obligations exclusively of the Issuers. Omnicom Group Inc. is a holding company and, accordingly, substantially all of its operations are conducted through its operating subsidiaries. Omnicom Capital is a wholly owned subsidiary of Omnicom Group Inc. Its assets consist of the intercompany loans it makes or has made to Omnicom Group Inc.’s operating subsidiaries and the related interest receivables. As a result, the Issuers’ cash flow and their ability to make payments on their respective debt, including the notes, are dependent upon the earnings of these operating subsidiaries. Omnicom Group Inc. is dependent on the distribution of earnings, loans or other payments by the operating subsidiaries to it to service its obligations in respect of the notes and its other debt. In addition, to service debt, Omnicom Capital, as a finance subsidiary, is also dependent on the earnings of the operating subsidiaries, the sale of certain assets of the operating subsidiaries and ability of the operating subsidiaries to repay principal and interest on the intercompany loans.

     Omnicom Group Inc.’s operating subsidiaries are separate and distinct legal entities. These subsidiaries have no obligation to pay any amounts due on the notes or to provide the Issuers with funds for their respective payment obligations, whether by dividends, distributions, repayment or making of loans or other payments. In addition, any payment or repayment of dividends, distributions, loans or advances by these operating subsidiaries to the Issuers could be subject to legal or contractual restrictions. Payments to the Issuers by the operating subsidiaries will also be contingent upon the operating subsidiaries’ earnings and business considerations.

     Because of this structure the claims of creditors of Omnicom Group Inc.’s operating subsidiaries will have a priority over the equity rights of Omnicom Group Inc. and the rights of its creditors, including the holders of notes, to participate in the assets of the subsidiary upon the subsidiary’s liquidation or reorganization. Although Omnicom Capital’s loans to the operating subsidiaries are secured by the assets of those subsidiaries, the rights of Omnicom Capital and its respective creditors, including holders of the notes, to participate in the assets of the operating subsidiaries will depend upon the amount of loans, and security for those loans, on the relevant date of determination. The amount of loans outstanding from Omnicom Capital to these operating subsidiaries, and the value of the collateral securing the loans, may not be sufficient to assure repayment in full to all of Omnicom Capital’s creditors. The loans or the security for such loans could also be invalidated in whole or in part in any liquidation or reorganization.

The Notes Do Not Restrict the Issuers’ Ability to Incur Additional Debt, Repurchase their Securities or to Take Other Actions that Could Negatively Impact Holders of the Notes

     The Issuers are not restricted under the terms of the notes from incurring additional debt or repurchasing its securities. In addition, the indenture will not contain any covenants which require the Issuers to achieve or maintain any minimum financial results relating to its financial position or results of operations. The Issuers’ ability to recapitalize, incur additional debt and take a number of other

S-5

actions that are not limited by the terms of the notes could have the effect of diminishing its ability to make payments on the notes when due.

An Active Trading Market for the Notes May Not Develop.

     There is currently no active public market for the notes. The notes will not be listed on any securities exchange or included in any automated quotation system. If the notes are traded, they may trade at a discount, depending on prevailing interest rates, the market for similar securities, Omnicom Group’s performance and other factors. The Issuers do not know whether an active trading market will develop for the notes. To the extent that an active trading market does not develop, the price at which you may be able to sell the notes, if at all, may be less than the price you pay for them.

RATIO OF EARNINGS TO FIXED CHARGES

     The following table shows the ratio of earnings to fixed charges of Omnicom Group Inc. for each of the five most recent fiscal years and for the nine months ended September 30, 2014 and supersedes the Ratio of Earnings to Fixed Charges table on page 4 of the accompanying prospectus.

Nine Months Ended	Year Ended December 31,
September 30, 2014	2013	2012	2011	2010	2009
6.42x	6.07x	6.26x	6.32x	6.12x	5.80x

     The ratio of earnings to fixed charges is computed by dividing fixed charges into income before income taxes plus dividends from affiliates and fixed charges. Fixed charges consist of interest expense and that portion of net rental expense deemed representative of interest.

USE OF PROCEEDS

     The net proceeds we receive from the sale of the notes offered hereby, after deducting the underwriting discount and estimated offering expenses payable by us, will be approximately $      million. We intend to use the net proceeds from the sale of the notes offered hereby for general corporate purposes, which could include working capital expenditures, fixed asset expenditures, acquisitions, refinancing of other debt, repurchases of our common stock or other capital transactions. Pending the application of the net proceeds, we may invest such net proceeds in short-term investment grade obligations.

S-6

CAPITALIZATION

     The following table sets forth Omnicom Group Inc.’s actual consolidated cash and cash equivalents and short-term investments and capitalization, as of September 30, 2014, and as adjusted to reflect the issuance and sale of the notes offered hereby. You should read this table in conjunction with Omnicom Group Inc.’s financial statements and related notes and other financial and operating data included elsewhere in or incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of September 30, 2014 (Unaudited)
	Actual	As Adjusted
	(In millions)
Cash and cash equivalents and short-term investments	$850.3	$
Short-term debt:
Current portion of debt	$0.3	$
Short-term borrowings	31.3
Total short-term debt	$31.6	$
Long-term debt:
Senior Notes – due April 15, 2016	$1,000.0	$
Senior Notes – due July 15, 2019	500.0
Senior Notes – due August 15, 2020	1,000.0
Senior Notes – due May 1, 2022	1,250.0
Notes offered hereby(1)	—
Other notes and loans	0.3
Unamortized premium (discount) on Senior Notes, net	13.8
Adjustment to carrying value for interest rate swaps	15.1
	3,779.2
Less current portion	0.3
Total long-term debt	$3,778.9	$
Temporary equity – redeemable noncontrolling interests	$190.2	$
Equity:
Shareholders’ Equity:
Preferred stock, $1.00 par value, 7,500,000 shares authorized,
none issued	$—	$
Common stock, $0.15 par value, 1,000,000,000 shares authorized,
397,217,440 shares issued and 248,609,835 shares outstanding	59.6
Additional paid-in capital	842.6
Retained earnings	9,373.6
Accumulated other comprehensive income (loss)	(420.1)
Treasury stock, at cost	(6,817.4)
Total shareholders’ equity	3,038.3
Noncontrolling Interests	473.1
Total Equity	$3,511.4	$
Total capitalization(2)	$7,512.1	$

(1)	As adjusted amount reflects the principal amount of $ million from the issuance of the notes offered hereby and does not give effect to the underwriting discount and estimated costs from this offering of $ million.
(2)	Total capitalization includes short-term debt, long-term debt, temporary equity, and total equity.
S-7

SELECTED FINANCIAL DATA

     The following selected financial data should be read in conjunction with our unaudited financial statements, as well as “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Quarterly Report on Form 10-Q, for the quarterly period ended September 30, 2014, and our audited consolidated financial statements and related notes, as well as “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in Omnicom Group Inc.’s 2013 10-K, all of which are incorporated herein by reference.

	Nine months ended September 30, (Unaudited)		For the years ended December 31,
(In millions, except per share amounts)	2014	2013	2013	2012	2011	2010	2009
Revenue	$11,122.7	$10,526.4	$14,584.5	$14,219.4	$13,872.5	$12,542.5	$11,720.7
Operating Income	1,364.7	1,274.2	1,825.3	1,804.2	1,671.1	1,460.2	1,374.9
Net Income –
Omnicom Group Inc.	774.5	690.7	991.1	998.3	952.6	827.7	793.0
Net Income Per Common Share –
Omnicom Group Inc.:
Basic	2.97	2.60	3.73	3.64	3.38	2.74	2.54
Diluted	2.95	2.58	3.71	3.61	3.33	2.70	2.53
Dividends Declared Per
Common Share	1.40	1.20	1.60	1.20	1.00	0.80	0.60

	As of September 30, (Unaudited)		As of December 31,
(In millions)	2014	2013	2013	2012	2011	2010	2009
Cash and Cash Equivalents and
Short-Term Investments	$850.3	$1,534.4	$2,728.7	$2,698.9	$1,805.0	$2,300.0	$1,594.8
Total Assets	19,968.6	20,870.8	22,098.7	22,151.9	20,505.4	19,566.1	17,920.7
Long-Term Obligations:
Long-Term Notes Payable	3,778.9	3,782.7	3,780.7	3,798.1	2,523.5	2,465.1	1,494.6
Convertible Debt	—	252.7	252.7	659.4	659.4	659.5	726.0
Other Long-Term Liabilities	680.0	718.0	685.1	739.9	602.0	576.5	462.0
Total Shareholders’ Equity	3,038.3	3,340.3	3,582.4	3,460.8	3,504.3	3,580.5	4,194.8

     For the year ended December 31, 2013 and the nine months ended September 30, 2014 and 2013, we incurred $41.4 million, $8.8 million and $28.1 million, respectively, of expenses in connection with the proposed merger with Publicis Groupe SA, which were primarily comprised of professional fees. On May 8, 2014, the proposed merger with Publicis was terminated. The impact on Operating Income, Net Income - Omnicom Group Inc. and Diluted Net Income per Common Share – Omnicom Group Inc. for the year ended December 31, 2013 was $41.4 million, $34.9 million and $0.13, respectively and the impact on those captions for the nine months ended September 30, 2014 was $8.8 million, $2.6 million and $0.01, respectively, and for the nine months ended September 30, 2013 was $28.1 million, $21.7 million and $0.08, respectively.

S-8

DESCRIPTION OF NOTES

     Set forth below is a description of the specific terms of the notes. This description supplements, and should be read together with, the description of the general terms and provisions of the debt securities, including the notes, set forth in the accompanying base prospectus under the caption “Description of Debt Securities.” The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description of senior debt securities in the base prospectus and the senior indenture. If the description of the notes in this prospectus supplement differs from the description of senior debt securities in the base prospectus, the description of the notes in this prospectus supplement supersedes the description of debt securities in the base prospectus. When used in this section, the term “Issuers” refers solely to Omnicom Group Inc. and Omnicom Capital and not to any of their respective subsidiaries.

General

     The notes will be issued in an initial aggregate principal amount of $      million. The notes will be issued only in registered form, without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will be the joint and several unsecured senior obligations of Omnicom Group Inc. and Omnicom Capital and, as such, will rank equal in right of payment with all other existing and future senior indebtedness of Omnicom Group Inc. and Omnicom Capital and senior in right of payment to all of their existing and future subordinated indebtedness. The notes may effectively rank junior to all liabilities of our operating subsidiaries depending on the amount of loans to the operating subsidiaries and security for those loans on a relevant determination date. See “Risk Factors — Omnicom Group Inc.’s Holding Company Structure May Result in Structural Subordination and May Affect the Issuers’ Ability to Make Payments on the Notes.” As of September 30 2014, on a pro forma basis after giving effect to the offering of the notes and the application of the estimated gross proceeds therefrom, the issuers would have had approximately $      billion aggregate principal amount of indebtedness outstanding. See “Use of Proceeds” and “Capitalization” in this prospectus supplement. Omnicom Capital’s obligations in respect of the notes are guaranteed by Omnicom Group Inc. The unconditional guarantee is a senior unsecured obligation of Omnicom Group Inc. and ranks equal in right of payment to all existing and future senior unsecured indebtedness of Omnicom Group Inc.

     The specific terms of the notes are set forth below:

•	Title:
•	Initial principal amount being issued: $
•	Stated maturity date:
•	Interest rate:
•	Date interest starts accruing:
•	Interest payment dates:
•	First interest payment date:
•	Regular record dates for interest:
•	Computation of interest: Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.
•	Form of notes: The notes will be in the form of one or more global notes that the issuers will deposit with or on behalf of The Depository Trust Company (“DTC”).
•	Sinking fund: The notes will not be subject to any sinking fund.
•	Trustee: Deutsche Bank Trust Company Americas
S-9

Optional Redemption

     Prior to the date that is      months prior to the maturity date, the notes will be redeemable, as a whole or in part, at the Issuers’ option, at any time or from time to time, upon mailed notice to the registered address of each holder of notes at least 30 days but not more than 60 days prior to the redemption. The redemption price will be equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) the sum of the present values of the Remaining Scheduled Payments (as defined below on such notes discounted to the date of redemption, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the applicable Treasury Rate (as defined below) plus a make whole spread of      basis points, plus accrued and unpaid interest thereon to the redemption date.

     On or after the date that is      months prior to the maturity date, the notes will be redeemable, as a whole or in part, at the Issuers’ option, at any time or from time to time, upon mailed notice to the registered address of each holder of notes at least 30 days but not more than 60 days prior to the redemption at a redemption price of 100% of the principal amount thereof, plus accrued and unpaid interest thereon to the redemption date.

     “Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity (computed as of the third business day immediately preceding that redemption date) of the Comparable Treasury Issue (as defined below), assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

     “Comparable Treasury Issue” means the United States Treasury security selected by the Reference Treasury Dealer (as defined below) as having a maturity comparable to the remaining term of the notes, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

     “Comparable Treasury Price” means, with respect to any redemption date, the Reference Treasury Dealer Quotations (as defined below) for that redemption date.

     “Reference Treasury Dealer” means each of any three primary U.S. Government securities dealer selected by us, and their respective successors.

     “Reference Treasury Dealer Quotations” means, with respect to the Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by the Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding that redemption date.

     “Remaining Scheduled Payments” means the remaining scheduled payments of principal of and interest on the notes that would be due after the related redemption date but for that redemption. If that redemption date is not an interest payment date with respect to the notes, the amount of the next succeeding scheduled interest payment on the notes will be reduced by the amount of interest accrued on the notes to such redemption date. On and after the redemption date, interest will cease to accrue on the notes or any portion of the notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with a paying agent (or the trustee) money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on that date. If less than all of the notes are to be redeemed, the notes to be redeemed shall be selected by the trustee by a method the trustee deems to be fair and appropriate.

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Certain Covenants

     The indenture will not contain any provisions that would limit the Issuer’s ability to incur indebtedness or that would afford holders of notes protection in the event of a sudden and significant decline in the credit quality or rating of Omnicom Group Inc. or a takeover, recapitalization or highly leveraged or similar transaction involving Omnicom Group Inc.

     Limitation on Liens

     Omnicom Group Inc. will not, and will not permit any of its Subsidiaries to, create or suffer to exist any Lien on or with respect to any of Omnicom Group Inc.’s properties, whether now owned or hereafter acquired, to secure any Debt of Omnicom Group Inc., any direct or indirect subsidiary or any other Person without securing the notes equally and ratably with such Debt to which such Liens relate for so long as such Debt shall be so secured, other than:

•	Permitted Liens;
•	purchase money Liens upon or in any real property or equipment acquired or held by Omnicom Group Inc. or any Subsidiary in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition of such property or equipment, or Liens existing on such property or equipment at the time of its acquisition (other than any such Liens created in contemplation of such acquisition that were not incurred to finance the acquisition of such property) or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided, however, that no such Lien shall extend to or cover any properties of any character other than the real property or equipment being acquired and fixed improvements thereon or accessions thereto, and no such extension, renewal or replacement shall extend to or cover any properties not theretofore subject to the Lien being extended, renewed or replaced;
•	Liens existing on the date of this prospectus supplement;
•	Liens on property of a Person existing at the time such Person is merged into, consolidated with, or acquired by Omnicom Group Inc. or any Subsidiary of Omnicom Group Inc. or becomes a Subsidiary of Omnicom Group Inc.; provided that such Liens were not created in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person so merged into or consolidated with the Omnicom Group Inc. or such Subsidiary or acquired by Omnicom Group Inc. or such Subsidiary;
•	Liens granted by Subsidiaries of Omnicom Group Inc. (other than Omnicom Capital Inc.) to secure Debt owed to Omnicom Group Inc. or a wholly owned Subsidiary of Omnicom Group Inc.;
•	Liens arising out of judgment, decree or order of court being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of Omnicom Group Inc. or the books of its Subsidiaries, as the case may be, in conformity with U.S. GAAP;
•	Debt of a Person existing at the time such Person is merged into or consolidated with Omnicom Group Inc. or becomes a Subsidiary of Omnicom Group Inc. provided that such Debt was not created in contemplation of such merger, consolidation or acquisition and provided further that the aggregate principal amount of such Debt shall not exceed $50,000,000 at any time outstanding;
•	Liens to secure any extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any Debt secured by Liens referred to above or Liens created in connection with any amendment, consent or waiver relating to such Debt, so long as such Lien does not extend to any other property, the amount of Debt secured is not increased (other than by the amount equal to any costs and expenses
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incurred in connection with any extension, renewal, refinancing or refunding) and the Debt so secured does not exceed the fair market value (as determined by our board of directors in good faith) of the assets subject to such Liens at the time of such extension, renewal, refinancing or refunding, or such amendment, consent or waiver, as the case may be; and

•	Liens otherwise prohibited by this covenant, securing Debt, provided that the aggregate principal amount of such secured Debt shall not exceed 20% of the Consolidated Net Worth of Omnicom Group Inc. and its Subsidiaries at any time.

     Certain Definitions

     Set forth below are certain defined terms used in this description of the notes:

     “Consolidated Net Worth” means the consolidated net worth of Omnicom Group Inc., as determined in accordance with generally accepted accounting principles in the United States of America or U.S. GAAP.

     “Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than earn-out payment obligations of such Person in connection with the purchase of property or services to the extent they are still contingent), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases to the extent that such leases have been or should be, in accordance with U.S. GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit, (g) all obligations of such Person in respect of Hedge Agreements, (h) all Debt of others referred to in clauses (a) through (g) above or clause (i) below and other payment obligations guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss, and (i) all Debt referred to in clauses (a) through (h) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

     “Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.

     “Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement intended to provide security for the payment or performance of an obligation, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

     “Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for taxes, assessments and governmental charges or levies to the extent not yet due and payable, or being contested in good faith by appropriate proceedings; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 30 days or that are being

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contested in good faith and by appropriate proceedings that prevent the forfeiture or sale of the asset subject to such Lien; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations or, in any such case, to secure reimbursement obligations under letters of credit or bonds issued to support such obligations; and (d) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes.

     “Person” means any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     “Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding voting stock of such Person, (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other subsidiaries or by one or more of such Person’s other subsidiaries.

Book-Entry Notes

     The notes will be issued in the form of one or more global securities in definitive, fully registered form, without interest coupons. Each global security will be deposited with the trustee, as custodian for, and registered in the name of, a nominee of DTC, as depositary and will be held through the book-entry system of DTC and its participants, including Euroclear and Clearstream. See “Description of Debt Securities — Book-Entry Procedures and Settlement” in the accompanying base prospectus for a description of registered global securities held in book entry form.

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MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     This section summarizes the material U.S. federal income tax consequences to holders relating to the purchase, ownership and disposition of the notes. This summary deals only with notes that are held as capital assets (generally held for investment) by holders that purchase the notes for cash pursuant to this offering at the offer price set forth on the front cover hereof. This section is based upon the Internal Revenue Code of 1986, as amended (the “Code”), judicial decisions, final, temporary and proposed Treasury regulations, published rulings and other administrative pronouncements as of the date of this prospectus supplement, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein, possibly with retroactive effect. This section does not apply to holders that are subject to special rules, including:

•	a dealer in securities;
•	a trader in securities that elects to use a mark-to-market method of accounting for such trader’s securities holdings;
•	a broker;
•	a tax-exempt entity;
•	an insurance company;
•	a person that holds notes as part of a straddle, hedge, conversion or other integrated transaction;
•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;
•	a bank or other financial institution;
•	a regulated investment company;
•	a real estate investment trust;
•	a former citizen or permanent resident of the United States;
•	a controlled foreign corporation;
•	a passive foreign investment company;
•	a partnership or other pass-through entity or investor therein; and
•	a holder subject to the alternative minimum tax.

In addition, this summary does not address all possible tax consequences related to the acquisition, possession, or disposition of the notes. In particular it does not discuss any estate, gift, generation skipping transfer, state, local or foreign tax consequences. We have not sought a ruling from the Internal Revenue Service with respect to the statements made in this summary.

     For purposes of this discussion, a “U.S. Holder” is a beneficial owner of the notes that is, or is treated as for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;
•	a corporation created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;
•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or
•	a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.
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     For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of the notes (other than an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder. If any entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes holds the notes, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership.

     Please consult your own tax advisor as to the particular tax consequences to you of purchasing, holding and disposing of the notes in your particular circumstances under the Code and the laws of any other taxing jurisdiction.

U.S. Holders

     Interest

     Payments of stated interest on the notes generally will be taxable to a U.S. Holder as ordinary income at the time that such payments are received or accrued, in accordance with such U.S. Holder’s method of accounting for U.S. federal income tax purposes. It is expected, and the following discussion assumes, that the notes will be issued with less than a de minimis amount of original issue discount.

     Sale or Other Taxable Disposition of the Notes

     A U.S. Holder will recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note equal to the difference between the amount realized upon the disposition (less any portion allocable to accrued and unpaid interest, which will be taxable as interest) and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will be the U.S. Holder’s cost therefor reduced by any cash payments received on the note other than stated interest. This gain or loss generally will be a capital gain or loss, and will be a long-term capital gain or loss if the U.S. Holder has held the note for more than one year. Otherwise, such gain or loss will be a short-term capital gain or loss. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, generally will be taxable at a reduced rate. The deductibility of capital losses is subject to limitations.

     Surtax on Net Investment Income

     A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% surtax on the lesser of (1) the U.S. Holder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. Holder’s modified gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income generally will include its gross interest income and its net gains from the disposition of the notes, unless such interest payments or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. Holder that is an individual, estate, or trust, you are urged to consult your tax advisor regarding the applicability of the surtax to your income and gains in respect of your investment in the notes.

     Backup Withholding and Information Reporting

     A U.S. Holder may be subject to information reporting and backup withholding when such holder receives interest and principal payments on the notes, or upon the proceeds received upon the sale or other disposition of such notes. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding and such information reporting. A U.S. Holder will be subject to this backup withholding tax if such holder is not otherwise exempt and such holder:

•	fails to furnish its taxpayer identification number (“TIN”), which, for an individual, is ordinarily his or her social security number;
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•	furnishes an incorrect TIN;
•	is notified by the IRS that it has failed to properly report payments of interest or dividends; or
•	fails to certify on IRS Form W-9, under penalties of perjury, that it has furnished a correct TIN and that the IRS has not notified the U.S. Holder that it is subject to backup withholding.

     U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. Backup withholding is not an additional tax and taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund provided they timely provide certain information to the IRS.

Non-U.S. Holders

     Interest

     Subject to the discussion below concerning backup withholding and the discussion below concerning FATCA, payments of interest on a note to Non-U.S. Holders generally will not be subject to U.S. federal income tax or withholding tax, provided that the holder certifies its nonresident status as described below, and:

•	such payments are not effectively connected with such holder’s conduct of a U.S. trade or business (or, in the case of an applicable tax treaty, are not attributable to a “permanent establishment” or “fixed base” maintained by the Non-U.S. Holder in the United States);
•	such holder does not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the Treasury regulations; and
•	such holder is not a controlled foreign corporation that is related, directly or indirectly to us.

     A Non-U.S. Holder can meet the certification requirement by providing a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or suitable substitute form) to us or our paying agent prior to the payment. If the Non-U.S. Holder holds the note through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent. The Non-U.S. Holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries.

     If the Non-U.S. Holder cannot satisfy the requirements described above, payments of interest will be subject to U.S. federal withholding tax at a rate of 30% unless a tax treaty applies or the interest payments are effectively connected with the conduct of a U.S. trade or business (as discussed below). If a tax treaty applies to you, you may be eligible for a reduced rate of withholding. In order to claim any exemption from or reduction in the 30% withholding tax, a Non-U.S. Holder must generally provide a properly executed (i) IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or suitable substitute form) claiming a reduction of or an exemption from withholding under an applicable tax treaty or (ii) IRS Form W-8ECI (or suitable substitute form) stating that such payments are not subject to withholding tax because they are effectively connected with the holder’s conduct of a trade or business in the United States.

     Interest Effectively Connected with a U.S. Trade or Business

     If a Non-U.S. Holder is engaged in a trade or business in the United States (and, if an applicable tax treaty requires, if a Non-U.S. Holder maintains a “permanent establishment” or “fixed base” within the United States) and interest on the notes is effectively connected with the conduct of such trade or business (and, if an applicable tax treaty requires, attributable to such “permanent establishment” or “fixed base”), a Non-U.S. Holder will be subject to U.S. federal income tax (but not withholding tax assuming a properly executed Form W-8ECI or suitable substitute has been provided) on such interest

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on a net income basis in generally the same manner as if the holder was a U.S. person. In addition, in certain circumstances, a corporate Non-U.S. Holder may be subject to a 30% branch profits tax (or applicable lower tax treaty rate, provided certain certification requirements are met).

     Sale or Other Disposition of Notes

     Except as described below and subject to the discussion below on backup withholding and the discussion below concerning FATCA, any gain or income realized on the sale, redemption or other taxable disposition of a note will generally not be subject to U.S. federal income tax unless:

•	such gain or income is effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States (and, where an applicable tax treaty so provides, is attributable to a U.S. “permanent establishment” or “fixed base” maintained by such holder); or
•	such gain or income is realized by an individual Non-U.S. Holder who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

     Amounts paid on a retirement or redemption of a note which represent accrued but unpaid interest are taxed as interest as discussed under the heading “ — Interest,” above. In certain circumstances, a portion of the proceeds from a sale or exchange of a note may be taxed as interest, in which case such portion would be taxed as interest as discussed under the heading “ — Interest,” above.

     Backup Withholding and Information Reporting

     Unless you are an exempt recipient, such as a corporation, interest and principal payments on the notes and the proceeds received from a sale or other disposition of notes may be subject to information reporting and may also be subject to U.S. federal backup withholding if you fail to comply with applicable U.S. information reporting or certification requirements. The certification procedures required to claim the exemption from withholding tax on interest described above generally will satisfy the certification requirements necessary to avoid backup withholding tax as well.

     Backup withholding is not an additional tax. Any amounts so withheld under the backup withholding rules may be allowed as a credit against a Non-U.S. Holder’s U.S. federal income tax liability or may be claimed as a refund provided the holder furnishes the required information to the IRS.

     FATCA

     Pursuant to the Foreign Account Tax Compliance Act, or “FATCA,” certain foreign financial institutions (which term generally includes most foreign hedge funds, private equity funds, mutual funds, securitization vehicles and other investment vehicles) and certain other foreign entities generally must comply with certain new information reporting rules with respect to their U.S. account holders and investors or confront a new withholding tax on U.S.-source payments made to them (whether received as a beneficial owner or as an intermediary for another party). More specifically, a foreign financial institution or such other foreign entity that does not comply with the FATCA reporting requirements will generally be subject to a new 30% withholding tax with respect to any “withholdable payments.” For this purpose, withholdable payments generally include U.S.-source payments otherwise subject to nonresident withholding tax (e.g., U.S.-source interest) and also include the entire gross proceeds from the sale or other disposition of any debt instruments of U.S. issuers, even if the payment would otherwise not be subject to U.S. nonresident withholding tax (e.g., because it is capital gain). Although withholding under FATCA generally applies to payments of U.S. same interest currency pursuant to the applicable final Treasury regulations and IRS Notice 2013-43, withholding with respect to gross proceeds from dispositions has been deferred until January 1, 2017. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

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     We will not pay any additional amounts to Non-U.S. Holders in respect of any amounts withheld pursuant to FATCA. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of taxes withheld pursuant to FATCA. Non-U.S. Holders are urged to consult with their own tax advisors regarding the effect, if any, of the FATCA provisions to them based on their particular circumstances.

The preceding discussion of material U.S. federal income tax consequences is general information only and is not tax advice. Accordingly, you should consult your own tax advisor as to the particular tax consequences to you of purchasing, holding or disposing of notes, including the applicability and effect of any state, local or non-U.S. tax laws, and of any changes or proposed changes in applicable law.

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UNDERWRITING

     Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom J.P. Morgan Securities LLC, Citigroup Global Markets Inc., HSBC Securities (USA) Inc., Wells Fargo Securities, LLC and BNP Paribas Securities Corp. are acting as a representatives, have severally agreed to purchase, and Omnicom Group Inc. and Omnicom Capital have agreed to sell to them, severally, the principal amount of notes set forth opposite their names below:

Underwriters	Principal Amount of Notes
J.P. Morgan Securities LLC	$
Citigroup Global Markets Inc.
HSBC Securities (USA) Inc.
Wells Fargo Securities, LLC
BNP Paribas Securities Corp.
Total	$

     The underwriters are offering the notes subject to their acceptance of the notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes offered by this prospectus supplement are subject to the approval of certain legal matters by counsel and to certain other conditions. The underwriters have agreed to purchase all of the notes offered by this prospectus supplement if any of the notes are purchased.

     The underwriters initially propose to offer part of the notes directly to the public at the offering price set forth on the cover page of this prospectus supplement. In addition, the underwriters initially propose to offer part of the notes to certain dealers at a price that represents a concession not in excess of      % of the principal amount of the notes. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of      % of the principal amount of the notes to certain other dealers. After the initial offering of the notes, the underwriters may from time to time vary the offering price and other selling terms. The following table shows the underwriting discount that we will pay to the underwriters in connection with this offering:

Paid by Us
Per Note	%
Total	$

     We have also agreed to indemnify the underwriters against certain liabilities, including liabilities under the federal securities laws, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

     In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, notes in the open market to cover syndicate short positions or to stabilize the price of the notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the notes in the offering of the notes, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time.

     Expenses associated with this offering to be paid by us, other than the underwriting discount, are estimated to be $      .

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     There is currently no active public market for the notes. The notes will not be listed on any securities exchange or included in any authorized quotation system.

     From time to time in the ordinary course of their respective businesses, certain of the underwriters and their affiliates have engaged in and may in the future engage in commercial banking, derivatives and/or investment banking transactions with us and our affiliates for which they have received, or will receive customary fees and reimbursement of expenses.

     In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

     J.P. Morgan Securities LLC, Citigroup Global Markets Inc., HSBC Securities (USA) Inc. and Wells Fargo Securities, LLC are lead arrangers and book managers of the Omnicom Group credit facility. HSBC Securities (USA) Inc. and affiliates of J.P. Morgan Securities LLC and Wells Fargo Securities, LLC are syndication agents, an affiliate of BNP Paribas Securities Corp. is a documentation agent and an affiliate of Citigroup Global Markets Inc. is an administrative agent of the Omnicom Group credit facility. The other underwriters, or their affiliates, are also participants in the Omnicom Group credit facility.

     All sales of notes in the United States will be made by or through U.S. registered broker-dealers as permitted by applicable regulations.

Settlement

     We expect that delivery of the notes will be made to investors on or about           , 2014, which will be the fifth business day following the date of this prospectus supplement (such settlement being referred to as “T+5”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the delivery of the notes hereunder will be required, by virtue of the fact that the notes initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

Notice to Prospective Investors in the European Economic Area

     In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of notes described in this prospectus supplement may not be made to the public in that relevant member state other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;
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•	to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or
•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

     For purposes of this provision, the expression an “offer of notes to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state) and includes any relevant implementing measure in each relevant member state. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

     The sellers of the notes have not authorized and do not authorize the making of any offer of notes through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the notes as contemplated in this prospectus supplement. Accordingly, no purchaser of the notes, other than the underwriters, is authorized to make any further offer of the notes on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

     Each underwriter has represented and agreed that:

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FMSA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FMSA does not apply to us; and
•	it has complied and will comply with all applicable provisions of the FMSA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

     Certain legal matters in connection with this offering will be passed upon for the Issuers by Jones Day, New York, New York, Gilbride, Tusa, Last & Spellane LLC, Greenwich, Connecticut, and/or by its general counsel, Michael O’Brien, Esq. Mr. O’Brien is an officer of Omnicom Group Inc. and has received, and may in the future receive, awards of restricted stock and options and other benefits determined by reference to Omnicom Group Inc. securities. Mr. O’Brien beneficially owns or has rights to acquire a total of less than 1% of Omnicom Group Inc.’s outstanding common stock. In connection with this offering the underwriters have been represented by Shearman & Sterling LLP, New York, New York.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     The consolidated financial statements and financial statement schedule of Omnicom Group Inc. and subsidiaries as of December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013, and the effectiveness of our internal control over financial reporting as of December 31, 2013, are incorporated by reference herein in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

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WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

     This prospectus supplement is a part of a registration statement filed by Omnicom Group Inc. and Omnicom Capital under the Securities Act. The registration statement also includes additional information not contained in this prospectus supplement.

     Omnicom Group Inc. files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document Omnicom Group Inc. files at the SEC’s public reference rooms at 100 F Street N.E., Washington, D.C. 20549. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov.

     The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus (as well as the related registration statement) the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement as a legal matter. Information that we file later with the SEC will automatically update information in this prospectus supplement. In all cases, you should rely on the later information over different information included in this prospectus supplement or the accompanying prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934:

•	Annual Report of Omnicom Group Inc. on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on February 12, 2014;
•	Quarterly Reports of Omnicom Group Inc. on Form 10-Q for the quarterly periods ended March 31, 2014, filed with the SEC on April 22, 2014, June 30, 2014, filed with the SEC on July 22, 2014, and September 30, 2014, filed with the SEC on October 21, 2014;
•	Current Reports of Omnicom Group Inc. on Form 8-K filed with the SEC on May 9, 2014, May 22, 2014, August 1, 2014 and September 23, 2014; and
•	Definitive proxy statement of Omnicom Group Inc. on Schedule 14A, filed with the SEC on April 10, 2014.

     We are not incorporating by reference any information furnished rather than filed under Items 2.02 and 7.01 of any Current Report on Form 8-K.

     All documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and the accompanying prospectus before the later of (1) the completion of the offering of the securities described in this prospectus supplement and (2) if applicable, the date any underwriters stop offering securities pursuant to this prospectus supplement will also be incorporated by reference in this prospectus supplement from the date of filing of such documents. Upon request, we will provide to each person, including any beneficial owner, to whom a prospectus supplement is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus supplement but not delivered with this prospectus supplement.

     This information is also available on the investor relations page of Omnicom Group Inc.’s web site at http://www.omnicomgroup.com/investorrelations. Information included or available through Omnicom Group Inc.’s website does not constitute a part of this prospectus supplement or the accompanying prospectus. You may also request a copy of these filings, at no cost, by writing or telephoning Omnicom Group Inc. at the following address:

Omnicom Group Inc.
437 Madison Avenue
New York, NY 10022
Attn: Corporate Secretary
(212) 415-3600

S-22

     You should rely only on the information incorporated by reference or provided in this prospectus supplement, the accompanying prospectus or any free writing prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus supplement, the accompanying prospectus or any documents incorporated by reference is accurate as of any date other than the date on the front of the applicable document.

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PROSPECTUS

OMNICOM GROUP INC. OMNICOM CAPITAL INC. DEBT SECURITIES	OMNICOM GROUP INC. COMMON STOCK PREFERRED STOCK GUARANTEES OF DEBT SECURITIES SUBSCRIPTION RIGHTS WARRANTS

     Pursuant to this prospectus, Omnicom Group Inc. and Omnicom Capital Inc., as co-obligors, may offer from time to time senior or subordinated debt securities (together with guarantees by Omnicom Group Inc. of Omnicom Capital Inc.’s obligation in respect of any such debt securities) and Omnicom Group Inc. may offer from time to time:

•	shares of its common stock, par value $.15 per share;
•	shares of its preferred stock, par value $1.00 per share;
•	subscription rights to purchase its common stock, preferred stock or warrants; and
•	warrants to purchase shares of Omnicom Group Inc. common stock or preferred stock.

     Specific terms of these securities will be provided in supplements to this prospectus. The securities may be offered separately or together in any combination and as separate series. You should read this prospectus and any prospectus supplement carefully before you invest.

Omnicom Group Inc.’s common stock is listed on the New York Stock Exchange and trades under the symbol “OMC.”

     Investing in these securities involves certain risks. See the information included and incorporated by reference in this prospectus and the accompanying prospectus supplement for a discussion of the factors you should carefully consider before deciding to purchase these securities, including the information under “Risk Factors” in Omnicom Group Inc.’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     We may sell these securities on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of securities. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds from the sale of securities also will be set forth in the applicable prospectus supplement.

The date of this prospectus is October 19, 2012

     You should rely only on the information contained in or incorporated by reference in this prospectus, in any accompanying prospectus supplement or in any free writing prospectus filed by us with the Securities and Exchange Commission, or SEC, and any information about the terms of securities offered conveyed to you by us, our underwriters or our agents. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or any prospectus supplement or in any free writing prospectus is accurate as of any date other than their respective dates.

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THE COMPANY

     When used in this prospectus, the term “Omnicom Group” refers to Omnicom Group Inc. together with its consolidated subsidiaries, the term “Omnicom Group Inc.” refers only to Omnicom Group Inc. and not its subsidiaries, the term “Omnicom Capital” refers only to Omnicom Capital Inc., and the terms, “Issuers,” “we,” “us” and “our” refer collectively to Omnicom Group Inc. and Omnicom Capital, in each case, unless otherwise specified.

Omnicom Group Inc.

     Omnicom Group is a leading global advertising, marketing and corporate communications company. Omnicom Group’s branded networks and numerous specialty firms provide advertising, strategic media planning and buying, digital and interactive marketing, direct and promotional marketing, public relations and other specialty communications services to over 5,000 clients in more than 100 countries.

     Omnicom Group’s agencies, which operate in all major markets around the world, provide a comprehensive range of services in four fundamental disciplines: advertising; customer relationship management, or CRM; public relations; and specialty communications. The services included in these disciplines are:

advertising	marketing research
brand consultancy	media planning and buying
corporate social responsibility consulting	mobile marketing
crisis communications	multi-cultural marketing
custom publishing	non-profit marketing
data analytics	organizational communications
database management	package design
direct marketing	product placement
entertainment marketing	promotional marketing
environmental design	public affairs
experiential marketing	public relations
field marketing	recruitment communications
financial / corporate business-to-business advertising	reputation consulting
graphic arts	retail marketing
healthcare communications	search engine marketing
instore design	social media marketing
interactive marketing	sports and event marketing
investor relations

     Omnicom Group Inc. is incorporated in New York and is a holding company. Its principal corporate offices are located at 437 Madison Avenue, New York, NY 10022; One East Weaver Street, Greenwich, CT 06831; and 1800 N. Military Trail, Boca Raton, FL 33431. Its telephone numbers are (212) 415-3600, (203) 618-1500 and (561) 750-5122, respectively.

Omnicom Capital Inc.

     Omnicom Capital is a wholly owned direct subsidiary of Omnicom Group Inc. Omnicom Capital does not have any independent operations or subsidiaries. The sole function of Omnicom Capital is to provide funding for the operations of Omnicom Group Inc. and its operating subsidiaries by incurring debt and lending the proceeds to the operating subsidiaries. Its assets consist of the intercompany loans it makes or has made to Omnicom Group Inc.’s operating subsidiaries and the related interest receivables.

     Omnicom Capital is incorporated in Connecticut. Its principal office is located at One East Weaver Street, Greenwich, CT 06831 and its telephone number is (203) 625-3000.

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ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement will describe: the terms of the securities offered, any initial public offering price, the price paid to us for the securities, the net proceeds to us, the manner of distribution and any underwriting compensation and the other specific material terms related to the offering of the applicable securities. For more detail on the terms of the securities, you should read the exhibits filed with or incorporated by reference in our registration statement of which this prospectus forms a part. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

     This prospectus contains summaries of certain provisions contained in some of the documents described herein. Please refer to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of the documents referred to herein have been filed, or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

     Pursuant to this registration statement Omnicom Group Inc. may offer, issue and sell securities as set forth on the cover page of this prospectus. Because Omnicom Group Inc. is a “well-known seasoned issuer,” as defined in Rule 405 of the Securities Act of 1933, as amended, which we refer to in this prospectus as the “Securities Act,” Omnicom Group Inc. may add to and offer additional securities, including securities held by security holders, by filing a prospectus supplement with the SEC at the time of the offer. In addition, Omnicom Group Inc. is able to add its subsidiaries and securities to be issued by them if Omnicom Group Inc. guarantees such securities. Omnicom Group Inc. will guarantee any debt securities that Omnicom Capital issues under this prospectus.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

     This prospectus is a part of a registration statement filed by Omnicom Group Inc. and Omnicom Capital under the Securities Act. The registration statement also includes additional information not contained in this prospectus.

     Omnicom Group Inc. files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document Omnicom Group Inc. files at the SEC’s public reference room located at 100 F Street N.E., Washington, D.C. 20549. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov.

     The SEC allows us to “incorporate by reference” into this prospectus and any prospectus supplement (as well as the related registration statement) the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus as a legal matter. Information that we file later with the SEC will automatically update information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934:

•	Annual Report of Omnicom Group Inc. on Form 10-K for the fiscal year ended December 31, 2011 filed with the SEC on February 17, 2012;
•	Quarterly Reports of Omnicom Group Inc. on Form 10-Q for the quarterly periods ended March 31, 2012, filed with the SEC on April 17, 2012, June 30, 2012, filed with the SEC on July 20, 2012 (as amended), and September 30, 2012, filed with the SEC on October 18, 2012;
•	Definitive proxy statement of Omnicom Group Inc. on Schedule 14A filed with the SEC on April 12, 2012;
•	Current reports of Omnicom Group Inc. on Form 8-K filed with the SEC on April 19, 2012, April 23, 2012, May 24, 2012, July 20, 2012, August 7, 2012 and August 9, 2012;
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•	Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act describing Omnicom Group Inc.’s common stock, including any amendments or reports filed for the purpose of updating such description.

     All documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the later of (1) the completion of the offering of the securities described in this prospectus and (2) if applicable, the date any underwriters stop offering securities pursuant to this prospectus will also be incorporated by reference in this prospectus from the date of filing of such documents. Upon request, we will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus.

     This information is also available on the investor relations page of Omnicom Group Inc.’s web site at http://www.omnicomgroup.com. Information included or available through Omnicom Group Inc.’s website does not constitute a part of this prospectus or any prospectus supplement. You may also request a copy of these filings, at no cost, by writing or telephoning Omnicom Group Inc. at the following address:

Omnicom Group Inc.
437 Madison Avenue
New York, NY 10022
Attn: Corporate Secretary
(212) 415-3600

     You should rely only on the information provided in this prospectus and any prospectus supplement, as well as the information incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus, the prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date on the front of the applicable document.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

     Certain of the statements in this prospectus constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, from time to time, we or our representatives have made or may make forward-looking statements, orally or in writing. These statements relate to future events or future financial performance and involve known and unknown risks and other factors that may cause our actual or our industry’s results, levels of activity or achievement to be materially different from those expressed or implied by any forward-looking statements. These risks and uncertainties, including those resulting from specific factors identified under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K, include, but are not limited to, our future financial position and results of operations, global economic conditions and conditions in the credit markets, losses on media purchases and production costs incurred on behalf of clients, reductions in client spending and/or a slowdown in client payments, competitive factors, changes in client communication requirements, managing conflicts of interest, the hiring and retention of personnel, maintaining a highly skilled workforce, our ability to attract new clients and retain existing clients, reliance on information technology systems, changes in government regulations impacting our advertising and marketing strategies, risks associated with assumptions we make in connection with our critical accounting estimates and legal proceedings, and our international operations, which are subject to the risks of currency fluctuations and foreign exchange controls. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of those terms or other comparable terminology. These statements are our present expectations. Actual events or results may differ. We undertake no obligation to update or revise any forward-looking statement, except as required by law.

USE OF PROCEEDS

     Unless otherwise specified in an applicable prospectus supplement, Omnicom Group will use the proceeds it receives from the sale of the offered securities for general corporate purposes, which could include working capital expenditures, fixed asset expenditures, acquisitions, refinancing of other debt, repurchases of Omnicom Group’s common stock or other capital transactions. Pending the application of the proceeds, we may invest proceeds in short-term investment grade obligations. The precise amounts and timing of the application of proceeds will depend upon the funding requirements of Omnicom Group Inc. and its subsidiaries at the time of issuance and the availability of other funds.

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RATIO OF EARNINGS TO FIXED CHARGES

     The following table shows the ratio of earnings to fixed charges of Omnicom Group Inc. for each of the five most recent fiscal years.

Nine Months Ended September 30, 2012	Year Ended December 31,
	2011	2010	2009	2008	2007
5.96x	6.32x	6.12x	5.80x	6.70x	6.93x

     The ratio of earnings to fixed charges is computed by dividing fixed charges into income before income taxes plus dividends from affiliates and fixed charges. Fixed charges consist of interest expense and that portion of net rental expense deemed representative of interest.

     Since we had no preferred stock outstanding during any of the periods presented, the ratios of earnings to fixed charges and the ratios of earnings to combined fixed charges and preferred dividends are the same.

DESCRIPTION OF OMNICOM GROUP INC. COMMON STOCK

General

     The following briefly summarizes the material terms of Omnicom Group Inc.’s common stock. You should read the more detailed provisions of Omnicom Group Inc.’s restated certificate of incorporation for provisions that may be important to you.

     Omnicom Group Inc.’s restated certificate of incorporation authorizes it to issue up to 1,000,000,000 shares of common stock, par value $.15 per share. As of October 12, 2012, Omnicom Group Inc. had 264,180,600 shares of its common stock outstanding.

     Each holder of common stock is entitled to one vote per share for the election of directors and for all other matters to be voted on by Omnicom Group Inc. shareholders. Holders of common stock may not cumulate their votes in the election of directors, and are entitled to share equally in the dividends that may be declared by the board of directors, but only after payment of dividends required to be paid on any outstanding shares of preferred stock.

     Omnicom Group Inc.’s shareholders elect the full board of directors annually. An affirmative vote of the holders of a majority of votes cast is required for Omnicom Group Inc.’s shareholders to remove a director, amend Omnicom Group Inc.’s by-laws or its restated certificate of incorporation and to change the number of directors comprising the full board.

     The board of directors also has power to amend the by-laws or change the number of directors comprising the full board.

     Upon voluntary or involuntary liquidation, dissolution or winding up of Omnicom Group Inc., the holders of the common stock share ratably in the assets remaining after payments to creditors and provision for the preference of any preferred stock. There are currently no preemptive or other subscription rights, conversion rights or redemption or scheduled installment payment provisions relating to shares of common stock. All of the outstanding shares of common stock are fully paid and nonassessable.

Transfer Agent and Registrar

     The transfer agent and registrar for the common stock is Wells Fargo Bank, N.A.

Listing

     The common stock is listed on the New York Stock Exchange under the symbol “OMC.”

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DESCRIPTION OF OMNICOM GROUP INC. PREFERRED STOCK

     The following briefly summarizes the material terms of Omnicom Group Inc.’s preferred stock, other than pricing and related terms to be disclosed in a prospectus supplement. You should read the particular terms of any series of preferred stock offered by Omnicom Group Inc. which will be described in more detail in any prospectus supplement relating to such series, together with the more detailed provisions of Omnicom Group Inc.’s restated certificate of incorporation and the certificate of designation relating to each particular series of preferred stock, for provisions that may be important to you. The restated certificate of incorporation is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. The certificate of designation relating to the particular series of preferred stock offered by a prospectus supplement relating to the series’ issue will be filed as an exhibit to one of Omnicom Group Inc.’s future current reports and incorporated by reference in the registration statement to which this prospectus relates. The prospectus supplement will also state whether any of the terms summarized below do not apply to the series of preferred stock being offered.

General

     As of the date of this prospectus, Omnicom Group Inc. is authorized to issue up to 7.5 million shares of preferred stock, par value $1.00 per share, none of which is outstanding.

     Under Omnicom Group Inc.’s restated certificate of incorporation, the board of directors of Omnicom Group Inc. is authorized to issue, without the approval of Omnicom Group Inc.’s shareholders, shares of preferred stock in one or more series, and to establish from time to time a series of preferred stock having such powers, preferences, rights and limitations as the board of directors so designates.

     Prior to the issuance of any series of preferred stock, the board of directors of Omnicom Group Inc. will adopt resolutions creating and designating the series as a series of preferred stock and the resolutions will be filed with the New York State Secretary of State as an amendment to the restated certificate of incorporation.

     The resolutions of the board of directors of Omnicom Group Inc. providing for a series of preferred stock may include the following provisions:

•	the title and stated value of the preferred stock;
•	the number of shares of the preferred stock offered, the liquidation preference per share and the purchase price of the preferred stock;
•	the dividend rate, period and/or payment date or method of calculation thereof applicable to the preferred stock;
•	whether dividends shall be cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred stock shall accumulate;
•	the provisions for a sinking fund, if any, for the preferred stock;
•	the provisions for redemption, if applicable, of the preferred stock;
•	the terms and conditions, if applicable, upon which the preferred stock will be convertible into or exchangeable for other types of securities, including the conversion price (or a manner of calculation thereof) and conversion period;
•	voting rights, if any, of the preferred stock;
•	whether interests in the preferred stock will be represented by depositary shares; and
•	any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

     The rights of holders of the preferred stock offered may be affected by the rights of holders of any shares of preferred stock that may be issued in the future. Those effects could be adverse. Shares of preferred stock issued by Omnicom Group Inc. may have the effect of rendering more difficult or discouraging an acquisition of Omnicom Group Inc. deemed undesirable by the board of directors of Omnicom Group Inc.

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     The preferred stock will be, when issued, fully paid and nonassessable. Holders of preferred stock will not have any preemptive or subscription rights to acquire more stock of Omnicom Group Inc.

     The transfer agent, registrar, dividend disbursing agent and redemption agent for shares of each series of preferred stock will be named in the prospectus supplement relating to such series.

Rank

     Unless otherwise specified in the prospectus supplement relating to the shares of any series of preferred stock, the shares will rank on an equal basis with each other series of preferred stock and prior to the common stock as to dividends and distributions of assets.

Dividends

     Holders of each series of preferred stock will be entitled to receive cash dividends when, as and if declared by the board of directors of Omnicom Group Inc. out of funds legally available for dividends. The rates and dates of payment of dividends will be set forth in the prospectus supplement relating to each series of preferred stock. Dividends will be payable to holders of record of preferred stock as they appear on the books of Omnicom Group Inc. on the record dates fixed by the board of directors. Dividends on any series of preferred stock may be cumulative or noncumulative.

Conversion and Exchange

     The prospectus supplement for any series of preferred stock will state the terms, if any, on which shares of that series are convertible into or exchangeable for other types of securities of Omnicom Group Inc.

Redemption

     If so specified in the applicable prospectus supplement, a series of preferred stock may be redeemable at any time, in whole or in part, at the option of Omnicom Group Inc. or the holder thereof and may be mandatorily redeemed.

     Any partial redemptions of preferred stock will be made in a way that the board of directors decides is equitable.

     Unless Omnicom Group Inc. defaults in the payment of the redemption price, dividends will cease to accrue after the redemption date on shares of preferred stock called for redemption and all rights of holders of such shares will terminate except for the right to receive the redemption price.

Liquidation Preference

     Upon any voluntary or involuntary liquidation, dissolution or winding up of Omnicom Group Inc., holders of each series of preferred stock will be entitled to receive distributions upon liquidation in the amount set forth in the prospectus supplement relating to such series of preferred stock, plus an amount equal to any accrued and unpaid dividends. Those distributions will be made before any distribution is made on any securities ranking junior relating to liquidation, including common stock.

     If the liquidation amounts payable relating to the preferred stock of any series and any other securities ranking on a parity regarding liquidation rights are not paid in full, the holders of the preferred stock of such series and such other securities will share in any such distribution of available assets of Omnicom Group Inc. on a ratable basis in proportion to the full liquidation preferences.

     Holders of preferred stock will not be entitled to any other amounts from Omnicom Group Inc. after they have received their full liquidation preference.

Voting Rights

     The holders of shares of preferred stock will have no voting rights, except:

•	as otherwise stated in the prospectus supplement;
•	as otherwise stated in the certificate of designation establishing such series; or
•	as required by applicable law.
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DESCRIPTION OF DEBT SECURITIES

General

     The description below of the general terms of the debt securities will be supplemented by the more specific terms of a particular series in a prospectus supplement.

     The debt securities offered by this prospectus will be joint and several unsecured obligations of Omnicom Group Inc. and Omnicom Capital and will be either senior or subordinated debt. We will issue the debt securities under an indenture between us and Deutsche Bank Trust Company Americas, or the Trustee. The indenture provides that our debt securities may be issued in one or more series, with different terms, in each case as authorized from time to time by us. The indenture also gives us the ability to reopen a previous issue of a series of debt securities and issue additional debt securities of that series or establish additional terms for that series of debt securities. The indenture does not limit the amount of debt securities or other unsecured debt which we may issue.

     Neither the senior debt securities nor the subordinated debt securities will be secured by any of our property or assets. Thus, by owning a debt security, you are one of our unsecured creditors.

     In addition to the following description of the debt securities, you should refer to the detailed provisions of the indenture.

     If material, federal income tax consequences and other special considerations applicable to any debt securities issued by the Issuers at a discount will be described in the applicable prospectus supplement.

     The debt securities will represent direct, unsecured, general obligations of the Issuers and:

•	may rank equally with other unsubordinated debt or may be subordinated to other debt the Issuers has or may incur;
•	may be issued in one or more series with the same or various maturities;
•	may be issued at a price of 100% of their principal amount or at a premium or discount; and
•	may be represented by one or more global notes registered in the name of a designated depositary’s nominee, and if so, beneficial interests in the global note will be shown on and transfers will be made only through records maintained by the designated depositary and its participants.

     Omnicom Group Inc. is a holding company and Omnicom Capital is a finance subsidiary. As a finance subsidiary, Omnicom Capital’s assets consist of the intercompany loans it makes or has made to Omnicom Group Inc.’s operating subsidiaries and the related interest receivables. As a result, the debt securities issued under the indenture will effectively be subordinated to all existing and future obligations of Omnicom Group Inc.’s operating subsidiaries, including trade payables, and to the Issuers’ respective obligations that are secured, to the extent of the security. Omnicom Capital’s obligations in respect of any debt securities will be guaranteed by Omnicom Group Inc.

     The aggregate principal amount of debt securities that the Issuers may authenticate and deliver is unlimited. You should refer to the applicable prospectus supplement for the following terms of the debt securities of the series with respect to which that prospectus supplement is being delivered:

•	the title of the debt securities;
•	ranking of the specific series of debt securities relative to other outstanding indebtedness, including subsidiaries’ debt;
•	whether the debt securities will be senior or subordinated debt;
•	if the debt securities are subordinated, the aggregate amount of outstanding indebtedness, as of a recent date, that is senior to the subordinated securities, and any limitation on the issuance of additional senior indebtedness;
•	the percentage of the principal amount at which the debt securities will be sold and, if applicable, the method of determining the price;
•	any limit on the aggregate principal amount of the debt securities;
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•	the maturity date or dates;
•	the interest rate;
•	the manner in which the amounts of payment of principal of or interest, if any, on the securities of the series will be determined, if such amounts may be determined by reference to an index based on a currency or currencies or by reference to a commodity, commodity index, stock exchange index or financial index;
•	the date or dates from which any interest will accrue, or how such date or dates will be determined, and the interest payment date or dates and any related record dates;
•	the location where payments on the debt securities will be made;
•	the terms and conditions on which the debt securities may be redeemed at the option of the Issuers;
•	the terms and conditions on which the debt securities may be repurchased by the Issuers at the option of the holders thereof;
•	any obligation of the Issuers to redeem, purchase or repay the debt securities pursuant to sinking fund provisions;
•	any obligation of the Issuers to redeem, purchase or repay the debt securities at the option of a holder upon the happening of any event and the terms and conditions of redemption, purchase or repayment;
•	if other than denominations of $1,000, the denominations in which debt securities may be issued;
•	whether the debt securities will be issuable as global securities;
•	if other than the principal amount, the portion of the principal amount of the debt securities payable if the maturity is accelerated;
•	the provisions relating to any security provided for the debt securities;
•	any events of default not described in “Events of Default” below;
•	the terms and conditions on which the debt securities may be exchanged or converted into common stock or preferred stock of Omnicom Group Inc.;
•	the form and terms of any guarantee of or security for the debt securities;
•	any depositaries, interest rate calculation agents or other agents;
•	any material provisions of the indenture described in this prospectus that do not apply to the debt securities; and
•	any other terms of the debt securities not inconsistent with the provisions of the applicable indenture.

     The terms on which a series of debt securities may be convertible into or exchangeable for common stock or preferred stock of Omnicom Group Inc. will be set forth in the prospectus supplement relating to such series. Such terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at the option of the Issuers. The terms may include provisions pursuant to which the number of shares of common stock or other securities of Omnicom Group Inc. to be received by the holders of such series of debt securities may be adjusted.

     The debt securities will be issued only in registered form. Debt securities of a series will either be global securities registered in book-entry form, or a physical (paper) certificate issued in definitive, or certificated, registered form. Procedures relating to global securities are described below under “Book-Entry Procedures and Settlement.” Unless otherwise provided in the applicable prospectus supplement, debt securities denominated in United States dollars will be issued only in denominations of $1,000 and whole multiples of $1,000. The prospectus supplement relating to offered securities denominated in a foreign or composite currency will specify the denomination of the offered securities.

     Debt securities represented by a paper certificate may be presented for exchange or transfer at the office of the Registrar. Holders will not have to pay any service charge for any registration of transfer or exchange of their certificates, but the Issuers may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with such registration of transfer.

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Payment and Paying Agents

     Distributions on the debt securities other than those represented by global notes will be made in the designated currency against surrender of the debt securities at the principal office of the paying agent. Payment will be made to the registered holder at the close of business on the record date for such payment. Interest payments will be made at the principal corporate trust office of the trustee in New York City, or by a check mailed to the holder at his registered address. Payments in any other manner will be specified in the prospectus supplement.

Book-Entry Procedures and Settlement

     The debt securities will be issued in book-entry form only and represented by one or more global securities registered in the name of, and deposited with a custodian for, The Depository Trust Company, or DTC, or its nominee. DTC or its nominee will be the sole registered holder of the debt securities for all purposes under the indenture. Owners of beneficial interests in the debt securities represented by the global securities will hold their interests pursuant to the procedures and practices of DTC. As a result, beneficial interests in these securities will be shown on, and may only be transferred through, records maintained by DTC and its direct and indirect participants and any such interest may not be exchanged for certificated securities, except in limited circumstances. Owners of beneficial interests must exercise any rights in respect of their interests, in accordance with the procedures and practices of DTC. Beneficial owners will not be holders and will not be entitled to any rights provided to the holders of debt securities under the global securities or the indenture. The Issuers and the trustee, and any of their respective agents, may treat DTC as the sole holder and registered owner of the global securities under the terms of the indenture.

Optional Redemption

     Unless an applicable prospectus supplement specifies otherwise, the debt securities will not be redeemable. In the event the debt securities are redeemable, the debt securities will be redeemable, as a whole or in part, at the Issuers’ option, at any time or from time to time, upon mailed notice to the registered address of each holder of debt securities at least 30 days but not more than 60 days prior to the redemption. The redemption price will be equal to the greater of (1) 100% of the principal amount of the debt securities to be redeemed and (2) the sum of the present values of the Remaining Scheduled Payments (as defined below) on such debt securities discounted to the date of redemption, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the applicable Treasury Rate (as defined below) plus a make whole spread, which will be specified in the applicable prospectus supplement, plus accrued and unpaid interest thereon to the redemption date.

     “Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity (computed as of the third business day immediately preceding that redemption date) of the Comparable Treasury Issue (as defined below), assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

     “Comparable Treasury Issue” means the United States Treasury security selected by the Reference Treasury Dealer (as defined below) as having a maturity comparable to the remaining term of the debt securities, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the debt securities.

     “Comparable Treasury Price” means, with respect to any redemption date, the Reference Treasury Dealer Quotations (as defined below) for that redemption date.

     “Reference Treasury Dealer” means each of any three primary U.S. Government securities dealer selected by us, and their respective successors.

     “Reference Treasury Dealer Quotations” means, with respect to the Reference Treasury Dealer and any redemption date, the average, as determined by the Issuers, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Issuers by the Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding that redemption date.

     “Remaining Scheduled Payments” means the remaining scheduled payments of principal of and interest on the debt securities that would be due after the related redemption date but for that redemption. If that redemption date is not

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an interest payment date with respect to the debt securities, the amount of the next succeeding scheduled interest payment on the debt securities will be reduced by the amount of interest accrued on the debt securities to such redemption date.

     On and after the redemption date, interest will cease to accrue on the debt securities or any portion of the debt securities called for redemption (unless we default in the payment of the redemption price and accrued interest).

Consolidation, Merger or Sale

     The Issuers may not consolidate with or merge into, or convey, transfer or lease their respective properties and assets as an entirety or substantially as an entirety to, any person, referred to as a “successor person,” except in the case of Omnicom Capital with, into or to Omnicom Group Inc., or any other subsidiary of Omnicom Group Inc., unless:

•	either (a) an Issuer is the continuing person or (b) the resulting, surviving or transferee person is an entity organized under the laws of the United States;
•	the successor person expressly assumes the respective Issuer’s obligations with respect to the debt securities and the indenture;
•	immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing; and
•	the respective Issuer or the successor person has delivered to the trustee the certificates and opinions required under the indenture.

Modification of the Indenture

     Under the indenture, the Issuers and the trustee may enter into supplemental indentures without obtaining the consent of any holder of debt securities:

•	to cure any ambiguity, defect or inconsistency;
•	to comply with the indenture’s provisions regarding successor corporations;
•	to comply with any requirements of the SEC in connection with the qualification of the indenture under the Trust Indenture Act;
•	to provide for global securities in addition to or in place of certificated debt securities;
•	to add to, change or eliminate any of the provisions of the indenture with respect to any series of debt securities; although no such addition, change or elimination may apply to any series of debt security created prior to the execution of such amendment and entitled to the benefit of such provision, nor may any such amendment modify the rights of a holder of any such debt security with respect to such provision, unless the amendment becomes effective only when there is no outstanding debt security of any series created prior to such amendment and entitled to the benefit of such provision;
•	in the case of subordinated debt securities, to make any change in the provisions of the indenture relating to subordination that would limit or terminate the benefits available to any holder of senior indebtedness under such provisions (but only if each such holder of senior indebtedness consents to such change);
•	to make any change that does not materially adversely affect in any material respect the legal rights of any holder; or
•	to establish additional series of debt securities as permitted by the indenture.

     The Issuers and the trustee may, with the consent of the holders of at least a majority in aggregate principal amount of the debt securities of a series, modify the indenture or the rights of the holders of the securities of the series to be affected. No modifications may, without the consent of the holder of each security affected, be made that, as to any non-consenting holders:

•	reduce the percentage of securities whose holders need to consent to the modification;
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•	reduce the rate or change the time of payment of interest on the securities; • reduce the principal amount of or the premium, if any, on the securities;
•	change the fixed maturity of any of the securities;
•	reduce the amount of, or postpone the date fixed for, the payment of any sinking fund;
•	reduce the principal amount payable upon acceleration of the maturity of any securities issued originally at a discount;
•	in the case of any subordinated debt security or coupons appertaining thereto, make any change in the provisions of the indenture relating to subordination that adversely affects the rights of any holder under such provisions;
•	waive a default in the payment of the principal amount of, the premium, if any, or any interest on the securities;
•	change the currency in which any of the securities are payable;
•	impair the right to sue for the enforcement of any payment on or after the maturity of the securities; or
•	waive a redemption payment with respect to the securities.

Events of Default

     The indenture provides that events of default regarding any series of debt securities will be:

•	failure to pay required interest on any debt security of such series for 30 days;
•	failure to pay principal, other than a scheduled installment payment, or premium, if any, on any debt security of the series when due;
•	failure to make any required deposit of any sinking fund payment when due;
•	failure to perform for 60 days after notice any other covenant in the applicable indenture (other than a covenant included in the applicable indenture solely for the benefit of a series of debt securities other than such series);
•	(A) the Issuers’ failure to make any payment by the end of any applicable grace period after maturity of their respective indebtedness, which term as used in the applicable indenture means obligations (other than nonrecourse obligations) of the Issuers for borrowed money or evidenced by bonds, debentures, notes or similar instruments in an amount (taken together with amounts in (B)) in excess of $100 million and continuance of such failure, or (B) the acceleration of their respective indebtedness in an amount (taken together with the amounts in (A)) in excess of $100 million because of a default with respect to such indebtedness without such indebtedness having been discharged or such acceleration having been cured, waived, rescinded or annulled in case of (A) or (B) above, for a period of 30 days after written notice to the Issuers by the trustee or to the Issuers and the trustee by the holders of not less than 25% in aggregate principal amount of the notes then outstanding; however, if any such failure or acceleration referred to in (A) or (B) above shall cease or be cured or be waived, rescinded or annulled in accordance with the terms of the applicable debt security, then the event of default by reason thereof shall be deemed not to have occurred;
•	certain events of bankruptcy or insolvency, whether voluntary or not; or
•	any other event of default described in the prospectus supplement of such series of debt securities.

     If an event of default (other than the bankruptcy provision) regarding debt securities of any series issued under the indenture should occur and be continuing, either the trustee or the holders of 25% in the principal amount of outstanding debt securities of such series may declare each debt security of that series due and payable. If a bankruptcy event occurs, the principal of and accrued and unpaid interest on the debt securities of such series shall immediately become due and payable without any declaration or other act on the part of the trustee or the holders of the debt securities of such series. The holders of a majority in principal amount of debt securities of such series may rescind any other declaration or acceleration and its consequences if the rescission would not conflict with any judgment or decree

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and if all existing events of default have been cured or waived (other than nonpayment of principal or interest that has become due solely as a result of acceleration). The Issuers are required to file annually with the trustee a statement of an officer as to the fulfillment by the Issuers of their respective obligations under the applicable indenture during the preceding year.

     Holders of a majority in principal amount of the outstanding debt securities of any series will be entitled to control certain actions of the trustee under the applicable indenture. Holders of a majority in principal amount of the outstanding debt securities of any series also will be entitled to waive past defaults regarding the series, except for a default in payment of principal, premium or interest or a default in a covenant or provision which may not be modified or amended without the consent of each holder of a debt security of the affected series. The trustee generally may not be ordered or directed by any of the holders of debt securities to take any action, unless one or more of the holders shall have offered to the trustee security or indemnity satisfactory to it.

     If an event of default occurs and is continuing regarding a series of debt securities, the trustee may use any sums that it holds under the applicable indenture for its own reasonable compensation and expenses incurred prior to paying the holders of debt securities of such series.

     Before any holder of any series of debt securities may institute action for any remedy, except payment on the holder’s debt security when due, the holders of not less than 25% in principal amount of the debt securities of that series outstanding must request the trustee to take action. Holders must also offer and give the Trustee security and indemnity satisfactory to it against liabilities incurred by the trustee for taking such action.

Defeasance

     The indenture provides that the Issuers may specify with respect to any series of debt securities that after the Issuers have deposited with the trustee, cash or government securities, in trust for the benefit of the holders sufficient to pay the principal of, premium, if any, and interest on and any mandatory sinking fund payments in respect of the debt securities of such series when due, then the Issuers:

•	will be deemed to have paid and satisfied its obligations on all outstanding debt securities of such series, which is known as “defeasance and discharge”; or
•	will cease to be under any obligation, other than to pay when due the principal of, premium, if any, and interest on and any mandatory sinking fund payments in respect of such debt securities, relating to the debt securities of such series, which is known as “covenant defeasance.”

     In each case, the Issuers must also deliver to the trustee an opinion of counsel to the effect that the holders of the debt securities of such series will have no federal income tax consequences as a result of such deposit.

     In addition, the indenture provides that if we choose to have the defeasance and discharge provision applied to the subordinated debt securities, the subordination provisions of the indenture will become ineffective upon full defeasance of the subordinated debt securities.

     When there is a defeasance and discharge, (1) the indenture will no longer govern the debt securities of such series, (2) the Issuers will no longer be liable for payment, and (3) the holders of the debt securities will be entitled only to the deposited funds. When there is a covenant defeasance, however, the Issuers will continue to be obligated to make payments when due if the deposited funds are not sufficient.

Subordination

     Debt securities of a series, and any guarantees, may be subordinated, which we refer to as subordinated debt securities, to senior indebtedness (as defined in the applicable prospectus supplement) to the extent set forth in the prospectus supplement relating thereto. To the extent we conduct operations through subsidiaries, the holders of debt securities (whether or not subordinated debt securities) will be structurally subordinated to the creditors of our subsidiaries except to the extent such subsidiary is a guarantor of such series of debt securities.

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Further Issues

     The Issuers may from time to time, without notice to or the consent of the registered holders of a series of debt securities, create and issue further debt securities of any such series ranking equally with the debt securities of the corresponding series in all respects (or in all respects other than the payment of interest accruing prior to the issue date of such further debt securities or except for the first payment of interest following the issue date of such further debt securities). Such further debt securities may be consolidated and form a single series with the debt securities of the corresponding series and have the same terms as to status, redemption or otherwise as the debt securities of the corresponding series.

Concerning the Trustee

     The trustee may engage in transactions with, or perform services for, the Issuers and affiliates of the Issuers in the ordinary course of business. The trustee will perform only those duties that are specifically set forth in the indenture unless an event of default under the indenture occurs and is continuing. In case an event of default occurs and is continuing, the trustee will exercise the same degree of care and skill as a prudent individual would exercise in the conduct of his or her own affairs.

Applicable Law

     The debt securities and the indenture will be governed by, and construed in accordance, with the laws of the State of New York.

DESCRIPTION OF OMNICOM GROUP INC. SUBSCRIPTION RIGHTS

     The following briefly summarizes the material terms and provisions of the subscription rights that Omnicom Group Inc. may offer pursuant to this prospectus, other than pricing and related terms which will be disclosed in a prospectus supplement. You should read the particular terms of the subscription rights that are offered by Omnicom Group Inc., which will be described in more detail in a prospectus supplement. The prospectus supplement will also state whether any of the general provisions summarized below do not apply to the subscription rights being offered.

General

     Omnicom Group Inc. may issue subscription rights to purchase common stock, preferred stock, or warrants to purchase preferred stock or common stock. Subscription rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the subscription rights. In connection with any subscription rights offering to our stockholders, we may enter into a standby underwriting arrangement with one or more underwriters pursuant to which such underwriters will purchase any offered securities remaining unsubscribed for after such subscription rights offering. In connection with a subscription rights offering to our stockholders, we will distribute certificates evidencing the subscription rights and a prospectus supplement to our stockholders on the record date that we set for receiving subscription rights in such subscription rights offering.

     The applicable prospectus supplement will describe the following terms of subscription rights in respect of which this prospectus is being delivered:

•	the title of such subscription rights;
•	the securities for which such subscription rights are exercisable;
•	the exercise price for such subscription rights;
•	the number of such subscription rights issued to each stockholder;
•	the extent to which such subscription rights are transferable;
•	if applicable, a discussion of the material United States federal income tax considerations applicable to the issuance or exercise of such subscription rights;
•	the date on which the right to exercise such subscription rights shall commence, and the date on which such rights shall expire (subject to any extension);
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•	the extent to which such subscription rights include an over-subscription privilege with respect to unsubscribed securities;
•	if applicable, the material terms of any standby underwriting or other purchase arrangement that we may enter into in connection with the subscription rights offering; and
•	any other terms of such subscription rights, including terms, procedures and limitations relating to the exchange and exercise of such subscription rights.

Exercise of Subscription Rights

     Each subscription right will entitle the holder of the subscription right to purchase for cash such amount of shares of preferred stock, common stock, warrants or any combination thereof, at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the subscription rights offered thereby. Subscription rights may be exercised at any time up to the close of business on the expiration date for such subscription rights set forth in the prospectus supplement. After the close of business on the expiration date, all unexercised subscription rights will become void.

     Subscription rights may be exercised as set forth in the prospectus supplement relating to the subscription rights offered thereby. Upon receipt of payment and the subscription rights certificate properly completed and duly executed at the corporate trust office of the subscription rights agent or any other office indicated in the prospectus supplement, we will forward, as soon as practicable, the shares of preferred stock or common stock, depositary shares or warrants purchasable upon such exercise. We may determine to offer any unsubscribed offered securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as set forth in the applicable prospectus supplement.

DESCRIPTION OF OMNICOM GROUP INC. WARRANTS

     The following briefly summarizes the material terms and provisions of the warrants to purchase common stock or preferred stock that Omnicom Group Inc. may offer pursuant to this prospectus, other than pricing and related terms which will be disclosed in a prospectus supplement. You should read the particular terms of the warrants that are offered by Omnicom Group Inc., which will be described in more detail in a prospectus supplement. The prospectus supplement will also state whether any of the general provisions summarized below do not apply to the warrants being offered. A copy of each form of warrant agreement, including the form of certificate that will represent a particular warrant, will be filed as an exhibit to one of Omnicom Group Inc.’s future SEC reports and incorporated by reference in the registration statement to which this prospectus relates. You should read the more detailed provisions of the specific warrant agreement and the warrant certificate for provisions that may be important to you.

     Warrants may be issued independently or together with common stock, preferred stock or debt securities, as applicable, and will be separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between Omnicom Group Inc. and a bank or trust company, as warrant agent. A single bank or trust company may act as warrant agent for more than one series of warrants. The warrant agent will act solely as the agent of Omnicom Group Inc. under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust for or with any owners of such warrants.

     The applicable prospectus supplement will describe the terms of common stock warrants or preferred stock warrants offered, the stock warrant agreement relating to the common stock warrants or preferred stock warrants, and the common stock warrant certificates or the preferred stock warrant certificates representing the common stock warrants or preferred stock warrants, as applicable, including the following:

•	the title of the warrants;
•	the securities for which the warrants are exercisable;
•	the price or prices at which the warrants will be issued;
•	the number of warrants issued with each share of common stock or preferred stock;
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•	any provisions for adjustment of the number or amount of shares of common stock or preferred stock receivable upon exercise of the warrants or the exercise price of the warrants;
•	if applicable, the date on and after which the warrants and the related common stock or preferred stock will be separately transferable;
•	the date on which the right to exercise the warrants shall commence, and the date on which the right shall expire;
•	the maximum or minimum number of warrants which may be exercised at any time;
•	if applicable, a discussion of the material United States federal income tax considerations applicable to the exercise of the warrants; and
•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Exercise Of Warrants

     Each warrant entitles the holder to purchase for cash the principal amount of debt securities or shares of common stock or preferred stock at the exercise price set forth in the prospectus supplement relating to the offered warrants.

     The prospectus supplement for the offered warrants will describe the procedures for exercising the warrants and will set forth the expiration date of the warrants. Upon exercise of the warrants, Omnicom Group Inc. will forward the shares of common stock or preferred stock purchased. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the prospectus supplement for the offered warrants. After the close of business on the expiration date, unexercised warrants will become void.

PLAN OF DISTRIBUTION

     We may sell the offered securities (a) through agents; (b) through underwriters or dealers; (c) directly to one or more purchasers; or (d) through a combination of any of these methods of sale. We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

VALIDITY OF SECURITIES

     In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplements, the validity of those securities may be passed upon for us by Jones Day, New York, New York and for any underwriters or agents by counsel named in the applicable prospectus supplement. Certain legal matters in connection with the securities and any offering of those securities will be passed upon for us by our general counsel, Michael O’Brien, Esq. Mr. O’Brien is an officer of Omnicom Group Inc. and has received, and may in the future receive, awards of restricted stock and other benefits determined by reference to Omnicom Group Inc. securities. Mr. O’Brien beneficially owns or has rights to acquire a total of less than 1% of Omnicom Group Inc.’s outstanding common stock.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     The consolidated financial statements and financial statement schedule of Omnicom Group Inc. and subsidiaries as of December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011, and the effectiveness of our internal control over financial reporting as of December 31, 2011, are incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

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